AMENDMENT No. 4 TO amended and restated ADMINISTRATION AGREEMENT

THIS AMENDMENT TO THE AMENDED AND RESTATED ADMINISTRATION AGREEMENT (this “Amendment”), effective as of the 3rd day of December, 2020 (the “Amendment Effective Date”) is entered into by and between City National Rochdale Funds (formerly known as CNI Charter Funds) (the “Trust”), City National Rochdale Fixed Income Opportunities (Ireland) Limited, a private company organized under the laws of Ireland (the “Subsidiary”) and wholly owned subsidiary of City National Rochdale Fixed Income Opportunities Fund, which is a Portfolio of the Trust, and SEI Investments Global Funds Services (“Administrator”).

WHEREAS:

1.	Administrator and Trust entered into an Amended and Restated Administration Agreement, dated January 1, 2013 (the “Agreement”);

2.	Capitalized terms used in this Amendment but not defined in this Amendment shall have the meanings ascribed to them in the Agreement; and

3.	The parties hereto desire to further amend the Agreement on the terms and subject to the conditions provided herein.

NOW THEREFORE, for and in consideration of the promises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties agree as follows:

1.	ARTICLE 10(A) (Term and Renewal). Article 10 (A) (Term and Renewal) of the Agreement is hereby deleted and replaced in its entirety with the following:

(A)	Term and Renewal: This Agreement shall remain in effect through and until March 31, 2024 (the “Initial Term”), and, thereafter, for successive terms (each, a “Renewal Term”) of three (3) years each; provided that the Agreement shall renew for three years only upon Administrator providing the Trust with notice (i) that the then current term is about to expire at least nine months (but no more than twelve months) prior to the end of such then current term; and (ii) that the Agreement shall renew for an additional three years (a “Renewal Notice”), unless the Trust advises Administrator not less than ninety days prior to the scheduled expiration date of the then current term, that the Trust does not wish the term of the Agreement to be renewed. In the event the Trust fails to respond to SEI’s Renewal Notice in accordance with this Article 10 (A) or otherwise fails to provide notice of termination of the Agreement not less than ninety days prior to the scheduled expiration date of the then current term, this Agreement shall be deemed to have renewed in accordance with the terms of this Article 10(A). Alternatively, in the event that Administrator fails to provide a Renewal Notice in the manner required above, then the Administrator and the Trust agree that except to the extent any party hereto provides notice of termination of the Agreement at least ninety days prior to the scheduled expiration date of the then current Initial Term or Renewal Term, then the Agreement shall be deemed to have renewed for a reduced Renewal Term equal to one year. Each Renewal Term, including any reduced Renewal Term, shall be on the same terms and conditions as were applicable during the Initial Term.

2.	Ratification of Amendment. Except as expressly amended and provided herein, all of the terms and conditions and provisions of the Agreement shall continue in full force and effect.

3.	Counterparts. This Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original or facsimile signature of each of the parties hereto. This Amendment may be executed in any number of counterparts, each of which shall be an original against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

4.	Governing Law. This Amendment shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

CITY NATIONAL ROCHDALE FUNDS

By:
Name:
Title:

CITY NATIONAL FIXED INCOME OPPORTUNITIES (IRELAND) LIMITED

By:
Name:
Title:

SEI INVESTMENTS GLOBAL FUNDS SERVICES

By:
Name:	John Alshefski
Title:	Senior Vice President

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